Exhibit 99.1

    iBasis Announces Redemption of its 6 3/4% Convertible Subordinated Notes


    BURLINGTON, Mass.--(BUSINESS WIRE)--Aug. 16, 2005--iBasis, Inc. (OTCBB: IBAS), a leader in international long distance, VoIP, and prepaid calling cards, announced today it will redeem all of its outstanding 6 3/4% Convertible Subordinated Notes due June 2009. The redemption date will be September 6, 2005. The aggregate principal amount of Notes outstanding is $32,599,000.
    The redemption price will be $1,000.00 plus accrued interest up to but not including the redemption date for each $1,000.00 Note principal amount. The redemption of the Notes will be funded from existing cash, cash equivalents and short-term marketable investments. Holders of the Notes will be notified by the Trustee, The Bank of New York, of specific instructions regarding redemption of the Notes.
    Holders have the right to convert their Notes into iBasis Common Stock at any time before the close of business on September 2, 2005, the business day immediately prior to the redemption date. The Notes are convertible into Common Stock at a conversion price of $1.85 per share. The Company will pay cash in lieu of fractional shares upon conversion of the Notes. No accrued interest will be paid upon conversion of the Notes.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(TM) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried approximately 5 billion minutes of international voice over IP (VoIP) traffic in 2004, and is one of the ten largest carriers of international voice traffic in the world(1). For four consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    iBasis is a registered mark, The iBasis Network and Pingo are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to our current expectations regarding the redemption of the Notes, expected savings in interest expense and use of cash, constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of our services and the timing and amount of revenue and margin generated by these services;
(ii) fluctuations in the market for and pricing of these services; and
(iii) the other considerations described as "Risk Factors" in our most recent Forms 10-K and 10-Q, and our other SEC filings. We have no current intention to update any forward-looking statements.

    (1)Telegeography 2005 data compared with iBasis 2004 traffic volume.

    (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, 2004, & 2005.



    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net